FIRST CALIFORNIA FINANCIAL GROUP, INC. 8-K
Exhibit 10.2
CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (“Agreement”) is made this 31st day of  December, 2012, by and between Gilbert J. Dalmau (“Executive”) and FIRST CALIFORNIA FINANCIAL GROUP, INC., a Delaware corporation (the “Company”), with regard to the following:

RECITALS

WHEREAS, the Board of Directors of the Company has deemed it appropriate for Executive to be granted certain protections in the event of a merger or acquisition, where the Company is not the surviving entity, or in the event of a hostile tender or unapproved change of control, or in the event of Executive’s termination without cause.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the Company undertakes to provide Executive with the severance benefits set forth herein upon the terms and conditions stated below it is agreed as follows:

AGREEMENT

1.   Definitions.  For purposes of this Agreement and except as otherwise defined herein, all capitalized terms shall have the meanings set forth in Annex A.

2.           Change in Control Payment.  If within 12 months following a Change in Control, the Company terminates Executive’s employment without Cause or Executive terminates employment for Good Reason:

(A) the Company will pay Executive, as soon as permissible, one and one-half (1.5) times Executive’s average annual compensation (salary and bonus) over the prior three (3) years (or such shorter period as Executive has been employed); provided, however, that this payment may be subject to the reduction set forth in Annex B; and

(B) if Executive timely elects to continue Executive’s Company-provided group health insurance coverage pursuant to the federal COBRA law, the Company will reimburse Executive for the cost of Executive’s COBRA premiums, at the same level as Executive maintained as of the date of termination, through the end of the COBRA period (18 months), or until such time as Executive qualifies for health insurance benefits through a new employer, whichever occurs first.  The reimbursement shall be for 100% of Executive’s COBRA premiums, as well as for Executive’s eligible dependents’ COBRA premiums, and the coverage to be provided on this basis shall be health and dental coverage.

3.           Delay on Payments.  If the Company determines that Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and that, as a result of such status, any portion of the payment under this Agreement (either 2(A) or 2(B) or both) would be subject to additional taxation, the Company will delay paying any portion of such payment until the earliest permissible date on which payments may commence without triggering such additional taxation (with such delay not to exceed six (6) months), with the first such payment to include the amounts that would have been paid earlier but for the above delay.

4.           Golden Parachute Limitation.  Anything in this Agreement to the contrary notwithstanding, the Company shall not be obligated to make any payment hereunder that would be prohibited as a “golden parachute payment” or “indemnification payment” under Section 18(k) of the Federal Deposit Insurance Act.

5.           TARP Waiver.  Executive hereby agrees to execute the waiver attached hereto as Annex  C and deliver the originally executed Waiver to the Company, which Waiver shall be and/or become effective if Executive is, or becomes, a “senior executive officer” or one of the “most highly compensated employees” of the Company.

6.           Payments on Executive’s Death. If Executive dies and any amounts are or become payable under this Agreement, the Company will pay those amounts to Executive’s estate.

7.   Governing Law.  This Agreement shall be governed by and construed according to the laws of the State of California and the parties hereto submit to the jurisdiction of the courts of competent jurisdiction of the County of Ventura, State of California.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first hereinabove written.

FIRST CALIFORNIA FINANCIAL GROUP, INC.

By:	/s/ C. G. Kum
Name:	C. G. Kum
Its:	President and Chief Executive Officer

Gilbert J. Dalmau

/s/ Gilbert J. Dalmau

Annex A

For purposes of this Agreement, the following terms shall have the following meanings:

“Cause” means any of the following:

(A) Executive’s continued failure, either due to willful action or as a result of gross neglect, to substantially perform Executive’s duties and responsibilities to the Group under this Agreement (other than any such failure resulting from your incapacity due to physical or mental illness) that, if capable of being cured, has not been cured within thirty (30) days after written notice is delivered to Executive by the Company, which notice specifies in reasonable detail the manner in which the Company believes Executive has not substantially performed Executive’s duties and responsibilities.

(B) Executive’s engagement in conduct which is demonstrably and materially injurious to the Group, or that materially harms the reputation or financial position of the Group, unless the conduct in question was undertaken in good faith on an informed basis with due care and with a rational business purpose and based upon the honest belief that such conduct was in the best interest of the Group.

(C) Executive’s indictment or conviction of, or plea of guilty or nolo contendere to, a felony or any other crime involving dishonesty, fraud or moral turpitude.

(D) Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not Executive admits or denies liability) where the conduct which is the subject of such action is demonstrably and materially injurious to the Group.

(E) Executive breaches of Executive’s fiduciary duties to the Group which may reasonably be expected to have a material adverse effect on the Group.

(F) Executive’s (i) obstructing or impeding, (ii) endeavoring to influence, obstruct or impede, or (iii) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation shall not constitute “Cause.”

(G) Executive removing, concealing, destroying, purposely withholding, altering or by any other means falsifying any material which is requested in connection with an Investigation.

(H) Executive’s disqualification, bar, order or similar requirement by any governmental or self-regulatory authority from serving as an officer or director of any member of the Group or Executive’s loss of any governmental or self-regulatory license that is reasonably necessary for Executive to perform Executive’s responsibilities to the Group under this Agreement, if (i) the disqualification, bar or loss continues for more than 30 days and (ii)during that period the Group uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during Executive’s employment, Executive will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if Executive’s employment is not permissible, Executive will be placed on leave (which will be paid to the extent legally permissible).

(I) Executive’s unauthorized use or disclosure of confidential or proprietary information, or related materials, or the violation of any of the terms of the Company’s standard confidentiality policies and procedures, in the case of any item identified in this clause (I) which may reasonably be expected to have a material adverse effect on the Group and that, if capable of being cured, has not been cured within 30 days after written notice is delivered to Executive by the Company, which notice specifies in reasonable detail the alleged unauthorized use or disclosure or violation.

(J) Executive’s violation of the Group’s (i) workplace violence policy or (ii) policies on discrimination, unlawful harassment or substance abuse.

For this definition, no act or omission by Executive will be “willful” unless it is made by Executive in bad faith or without a reasonable belief that Executive’s act or omission was in the best interests of the Group.

“Change in Control” means any transaction or series of related transactions as a result of which:

(A) the Company consummates a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of its assets (each a “Business Combination”), in each case unless immediately following the consummation of such Business Combination all of the following conditions are satisfied:

(i) Persons, who, immediately prior to such Business Combination, were the beneficial owners of the Outstanding Voting Securities of the Company, beneficially own (within the meaning of Rule 13d-3 promulgated under the Exchange Act, directly or indirectly, more than 50% of the combined voting power of the then Outstanding Voting Securities of the entity (the “Resulting Entity”) resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries);

(ii) no Person, other than the Existing Shareholder Group, beneficially owns (within the meaning of Rule l3d-3), directly or indirectly, more than: (i) 50% of the then outstanding combined voting power of the Outstanding Voting Securities of the Resulting Entity, except to the extent that such Person’s beneficial ownership of the Company immediately prior to the Business Combination exceeded such threshold, and (ii) beneficially owns more the Existing Shareholder Group;

(iii) at least one-half of the members of the board of directors of the Resulting Entity were members of the Board at the time the Board authorized the Company to enter into the definitive agreement providing for such Business Combination;

or

(B) any Person acquires beneficial ownership (within the meaning of Rule 13d-3) of more than 50% of the combined voting power (calculated as provided in Rule l3d-3 in the case of rights to acquire securities) of the then Outstanding Voting Securities of the Company and has greater beneficial ownership than the Existing Shareholder Group; provided, however, that for purposes of this clause, the following acquisitions shall not constitute a Change of Control: (x) any acquisition directly from the Company, (y) any acquisition by the Company, (z) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or (zz) any acquisition by the Existing Shareholder Group.

“Existing Shareholder Group” means Richard D. Aldridge, John W. Birchfield, James O. Pohlad, Robert C. Pohlad, William M. Pohlad (the “Individual Shareholders”), members of the immediate family of the Individual Shareholders, and any affiliated Person of Individual Shareholders or any member of their immediate family.

“Good Reason” means the occurrence (without Executives written consent) of any of the following within the 12-month period following a Change in Control:

(A) The assignment of duties substantially inconsistent with Executive’s position, duties, and responsibilities (except in connection with a for Cause termination).

(B) A 5% or greater reduction in Executive’s Salary as in effect prior to the Change of Control.

(C) The Executive being required to be based anywhere other than within Los Angeles or Ventura County, California, exclusive of required travel on business.

“Group” means the Company and its affiliates from time to time.

“Outstanding Voting Securities” of any Person means the outstanding securities of such Person entitling the holders thereof to vote generally in the election of directors of such Person.

“Person” shall have the same meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, which definition shall include a “person” within the meaning of Section 13(d)(3) of the Exchange Act.

Annex B

Limitation on Payments Following a Change in Control

Notwithstanding anything in the Agreement to the contrary, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax (the “Excise Tax”) under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then the amounts payable to Executive under this Agreement shall be reduced to the maximum amount as will result in no portion of the Payments being subject to such excise tax (the “Safe Harbor Cap”). For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable to Executive under this Agreement (and no other Payments) shall be reduced, unless consented to by Executive.

All determinations required to be made under this Annex B shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there will be a Payment, or such earlier time as is requested by the Company.  Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). If payments are reduced to the Safe Harbor Cap, the Accounting Firm shall provide a reasonable opinion to Executive that he or she is not required to report any Excise Tax on his or her federal income tax return. All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish Executive with a written opinion to such effect. The determination by the Accounting Firm shall be binding upon the Company and Executive.

Annex C

TARP WAIVER

In consideration for the benefits I will receive as a result of my employer’s participation in the United States Department of the Treasury’s TARP Capital Purchase Program, I hereby voluntarily waive any claim against the United States or any state or territory thereof or my employer or any of its directors, officers, employees and agents for any changes to my compensation or benefits that are required in order to comply with Section 111(b) of the Emergency Economic Stabilization Act of 2008, as amended (“EESA”), and rules, regulations, guidance or other requirements issued thereunder (collectively, the “EESA Restrictions”).

I acknowledge that the EESA Restrictions may require modification of the employment, compensation, bonus, incentive, severance, retention and other benefit plans, arrangements, policies and agreements (including so-called “golden parachute” agreements), whether or not in writing, that I have with my employer or in which I participate as they relate to the period the United States holds any equity or debt securities of my employer acquired through the TARP Capital Purchase Program and I hereby consent to all such modifications.  I further acknowledge and agree that if my employer notifies me in writing that I have received payments in violation of the EESA Restrictions, I shall repay the aggregate amount of such payments to my employer no later than fifteen business days following my receipt of such notice.

This waiver includes all claims I may have under the laws of the United States or any other jurisdiction related to the requirements imposed by the EESA Restrictions (including without limitation, any claim for any compensation or other payments or benefits I would otherwise receive absent the EESA Restrictions, any challenge to the process by which the EESA Restrictions were adopted and any tort or constitutional claim about the effect of the foregoing on my employment relationship) and I hereby agree that I will not at any time initiate, or cause or permit to be initiated on my behalf, any such claim against the United States, my employer or its directors, officers, employees or agents in or before any local, state, federal or other agency, court or body.

In witness whereof, I execute this waiver on my own behalf, thereby communicating my acceptance and acknowledgement to the provisions herein.

Respectfully,

/s/ Gilbert J. Dalmau
Name: Gilbert J. Dalmau
Title: Executive Vice President and Chief Banking Officer
Date: December 31, 2012